UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 31, 2007

NAVIGANT CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12173	36-4094854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

615 North Wabash, Chicago, IL 60611

(Address of Principal Executive Offices) (Zip Code)

(312) 573-5600

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement

On May 31, 2007, the Company entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, the foreign subsidiary borrowers identified therein, certain subsidiaries of the Company identified therein, Bank of America, N.A. as administrative agent, swing line lender and L/C issuer, LaSalle Bank National Association, as syndication agent, and the other lenders party thereto. The following summary of the material terms of the Credit Agreement is qualified in its entirety by the terms of the actual Credit Agreement, which is filed as exhibit 10.1 to this Form 8-K.

The Credit Agreement consists of a $275 million unsecured revolving credit facility (the “Revolving Credit Facility”) and a $225 million unsecured term loan facility (the “Term Loan Facility”). The Company may request that the Revolving Credit Facility be increased by an amount of up to $100 million. The Revolving Credit Facility includes a letter of credit sub facility of up to $50 million and a swing line facility of up to $10 million. Payments under the Credit Agreement are guaranteed by each of the Company’s significant domestic subsidiaries. Funding under the Credit Agreement is subject to conditions customary for financing transactions of this nature.

Loans under the Revolving Credit Facility are payable five years after the closing date for the Credit Agreement. The Term Loan Facility is subject to quarterly amortization, with .25% of the loans payable on each of September 30, 2007 and at the end of each of the next eleven quarters after closing, 2.5% payable at the end of each of the next seven quarters and the balance payable at the end of the fifth year after closing.

In general, borrowings under the Term Loan Facility and the Revolving Credit Facility will bear interest at a variable rate equal to either the applicable base rate (equal to the higher of a reference prime rate or one half of one percent above the federal funds rate) or LIBOR, in each case plus an applicable margin. For LIBOR loans, the applicable margin will vary depending upon our consolidated leverage ratio (the ratio of total funded debt to adjusted EBITDA) and whether the loan is made under the Term Loan Facility or the Revolving Credit Facility, as follows:

For LIBOR loans under the Term Loan Facility:

Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans (basis points)
> 3.00	1.750%
> 2.50 but < 3.00	1.500%
> 2.00 but < 2.50	1.250%
> 1.50 but < 2.00	1.000%
> 1.00 but < 1.50	0.875%
< 1.00	0.625%

For LIBOR loans under the Revolving Credit Facility:

Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans (basis points)	Facility Fee	All-in Drawn
> 3.00	1.400%	0.350%	1.750%
> 2.50 but < 3.00	1.200%	0.300%	1.500%
> 2.00 but < 2.50	1.000%	0.250%	1.250%
> 1.50 but < 2.00	0.800%	0.200%	1.000%
> 1.00 but < 1.50	0.700%	0.175%	0.875%
< 1.00	0.500%	0.125%	0.625%

For base rate loans, the applicable margin will be 1.00% less than the applicable margin for LIBOR loans (but in no event less than 0%).

The Credit Agreement includes representations and warranties and events of default customary for financing transactions of this nature. The Credit Agreement also includes certain financial covenants, including covenants that require that we maintain a consolidated leverage ratio of not greater than 3.25:1 and a consolidated fixed charge coverage ratio (the ratio of the sum of adjusted EBITDA and rental expense to the sum of cash interest expense and rental expense) not less than 2.0:1.

In addition to the financial covenants, the Credit Agreement contains customary affirmative and negative covenants for financing transactions of this nature (subject to customary exceptions). These covenants will limit the Company’s ability to:

•	incur liens or other encumbrances or make investments;

•	incur indebtedness;

•	enter into mergers, consolidations and asset sales;

•	pay dividends or other distributions;

•	change the nature of the business conducted by us; and

•	engage in transactions with affiliates.

The Company intends to use the borrowings under the Credit Agreement to finance the consummation of the Company’s tender offer to purchase up to 10.5 million shares of its common stock and for working capital, capital expenditures, other share repurchases and for certain business acquisitions.

On May 31, 2007, the Company issued a press release announcing that the Company finalized the increase of its unsecured credit facility to $500 million. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Fourth Amended and Restated Credit Agreement among Navigant Consulting, Inc., the foreign borrowers identified therein, certain subsidiaries of Navigant Consulting, Inc. identified therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, LaSalle Bank National Association, as Syndication Agent and the other lenders party thereto.

99.1	Press Release dated May 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: May 31, 2007	By:	/s/ Richard X. Fischer
Richard X. Fischer
Vice President, General Counsel and Secretary